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                                                                   Exhibit 99.1



              WHITE CAP INDUSTRIES, INC. ANNOUNCES RECAPITALIZATION
                  AGREEMENT WITH LEONARD GREEN & PARTNERS, L.P.


COSTA MESA, California, July 22, 1999 -- White Cap Industries, Inc. (Nasdaq:
WHCP) ("White Cap" or the "Company") today announced the signing of a definitive merger agreement between the Company and a group consisting of an affiliate of Leonard Green & Partners, L.P., Greg Grosch, the Company's founder, Chairman, Chief Executive Officer and President, and other members of management. Under the terms of the agreement, the Company's shareholders will receive $16.50 per share in cash. Greg Grosch and certain other members of management will retain a portion of their stockholdings in the surviving corporation, although a substantial amount of their shares will be acquired in the transaction along with, and at the same price as, all other outstanding shares. The transaction is valued at approximately $240 million.

         The Company entered into the merger agreement following the unanimous recommendation by a committee of non-management directors of the Company's Board of Directors. Mr. Grosch stated, "We believe that the committee has engaged in a careful review of the proposal and we are pleased that the Board of Directors has determined to proceed with a transaction designed to provide significant value to our shareholders."


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         Mr. Grosch stated, "We are delighted to enter into the recapitalization agreement with Leonard Green & Partners. The transaction brings significant value to our shareholders and provides White Cap increased financial strength to continue our leadership in business-to-business retailing to professional contractors. Peter Nolan, Partner with Leonard Green & Partners, L.P., said, "We look forward to our partnership with White Cap and its management team lead by Greg Grosch. Leonard Green & Partners is committed to providing the capital necessary to maintain White Cap's industry leadership and the highest level of service to its professional contractor customers."

         Mr. Grosch, members of the Board of Directors, KRG Capital Partners and APEX Investment Partners together with certain additional members of management who collectively own beneficially approximately 45% of the outstanding common stock of the Company have agreed to vote their shares in favor of the merger transaction.

         Completion of the transaction is subject to customary conditions including shareholder approval and receipt of regulatory approvals. Shareholder approval will be solicited by means of a proxy statement, which will be mailed to shareholders upon the completion of the required Securities and Exchange Commission filing and review process. The Company currently anticipates completing the transaction in the fourth calendar quarter. The debt and equity financing necessary for the transaction has been fully committed by Leonard Green & Partners, L.P., through Green Equity Investors III, L.P., a $1.24 billion private equity fund, and affiliates of Donaldson, Lufkin & Jenrette Securities Corporation.

         Leonard Green & Partners, L.P. is a private Los Angeles-based merchant banking firm specializing in organizing, structuring and sponsoring management buy-outs, going private transactions and recapitalizations of established public and private companies. Leonard Green &


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Partners, L.P. has significant investments in Liberty Group Publishing, Inc., a chain of 284 community newspapers, Twinlabs Corporation, a leading manufacturer and marketer of vitamins and nutritional supplements, Leslie's Poolmart, Inc., the nation's leading retailer of pool supplies, and Gart Sports Company, the nation's second largest sporting goods retailer. Leonard Green & Partners, L.P. is the largest private equity firm in Southern California managing in excess of $1.7 billion of private equity capital.

         White Cap Industries, Inc. is a leading business-to-business retailer of specialty tools and materials to professional contractors in the Western United States. The Company currently operates 39 branches in the Western United States.